_____________, 2000




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         Re:      Award of Common Stock

Dear ___________:

         In consideration for your past and future advice, services and work as the __________ of Volu-Sol, Inc., the Board of Directors of the Company has agreed to grant to you, as of the date of this letter, an award of __________ shares of Common Stock of the Company. We will promptly instruct our counsel to make the necessary filings to have the shares issued as soon as possible.

         Thank you again for your valuable services to the Company.

                                            Respectfully,

                                            Volu-Sol, Inc.



                             By:____________________

                             Title: ________________

Accepted and Agreed to:


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